Exhibit 99.4

PennantPark Senior Secured Loan Fund I LLC

Consolidated Financial Statements and

Independent Auditor’s Report

September 30, 2021

10

Independent Auditor’s Report

To the Board of Directors

PennantPark Senior Secured Loan Fund I LLC

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of PennantPark Senior Secured Loan Fund I LLC and its subsidiaries, which comprise the consolidated statements of assets, liabilities, and members’ equity, including the consolidated schedules of investments, as of September 30, 2021 and 2020, the related consolidated statements of operations, changes in members’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements).

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PennantPark Senior Secured Loan Fund I LLC and its subsidiaries as of September 30, 2021 and 2020, and the results of its operations, changes in members’ equity and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ RSM US LLP

New York, NY

November 17, 2021

PennantPark Senior Secured Loan Fund I LLC
Consolidated Statements of Assets, Liabilities and Members’ Equity

	September 30, 2021	September 30, 2020
Assets
Investments at fair value
Investments (cost—$576,262,980 and $408,251,402, respectively)	$564,783,128	$392,986,090
Cash and cash equivalents (cost—$28,386,681 and $11,115,373, respectively)	28,373,541	11,121,479
Interest receivable	1,413,529	2,235,595
Receivable for investment sold	7,323,360	—
Prepaid expenses and other assets	1,665,633	62,812
Total assets	603,559,191	406,405,976
Liabilities
Payable for investments purchased	31,963,307	—
Credit facility payable	112,000,000	216,969,469
2032 Asset-backed debt, net (par—246,000,000)	242,756,901	—
Notes payable to members	161,000,000	143,290,000
Interest payable on credit facility and asset-backed debt	1,740,807	490,858
Interest payable on notes to members	2,655,607	32,719
Accrued other expenses	178,438	10,845
Total liabilities	552,295,060	360,793,891
Members' equity	51,264,131	45,612,085
Total liabilities and members’ equity	$603,559,191	$406,405,976

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2

PennantPark Senior Secured Loan Fund I LLC
Consolidated Statements of Operations

	Year Ended	Year Ended
	September 30, 2021	September 30, 2020
Investment income:
Interest	$33,364,275	$33,260,154
Other Income	982,118	138,795
Total investment income	34,346,393	33,398,949
Expenses:
Interest expense on credit facility and asset-backed debt	9,648,602	11,865,971
Interest expense on notes to members	12,635,490	13,531,037
Administrative services expenses	1,200,000	1,200,000
Other general and administrative expenses	906,134	485,660
Total expenses	24,390,226	27,082,668
Net investment income	9,956,167	6,316,281
Realized and change in unrealized gain (loss) on investments and credit facility foreign currency translation:
Net realized loss on investments	(4,732,408)	(992,974)
Net change in unrealized appreciation (depreciation) on:
Investments	3,377,322	(9,368,121)
Credit facility foreign currency translation	(489,034)	(2,210,907)
Net change in unrealized appreciation (depreciation) on investments and credit facility foreign currency translation	2,888,288	(11,579,028)
Net realized and change in unrealized loss from investments and credit facility foreign currency translation	(1,844,120)	(12,572,002)
Net increase (decrease) in members’ equity resulting from operations	$8,112,047	$(6,255,721)

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Secured Loan Fund I LLC
Consolidated Statements of Changes in Members’ Equity

	Year Ended	Year Ended
	September 30, 2021	September 30, 2020
Net change in members’ equity resulting from operations:
Net investment income	$9,956,167	$6,316,281
Net realized loss on investments	(4,732,408)	(992,974)
Net change in unrealized appreciation (depreciation) on investments	3,377,322	(9,368,121)
Net change in unrealized (depreciation) appreciation on credit facility foreign currency translation	(489,034)	(2,210,907)
Net (decrease) increase in members’ equity resulting from operations	8,112,047	(6,255,721)
Capital contributions	7,590,000	1,560,000
Distributions	(10,050,000)	(6,800,000)
Net (decrease) increase in members’ equity	5,652,047	(11,495,721)
Members’ equity
Beginning of year	45,612,085	57,107,806
End of year	$51,264,131	$45,612,085

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Secured Loan Fund I LLC
Consolidated Statements of Cash Flows

	Year Ended	Year Ended
	September 30, 2021	September 30, 2020
Cash flows from operating activities:
Net increase (decrease) in members’ equity resulting from operations	$8,112,047	$(6,255,721)
Adjustments to reconcile net (decrease) increase in members’ equity resulting from operations to net cash provided by (used in) operating activities:
Net change in unrealized (appreciation) depreciation on investments and cash equivalents	(3,377,322)	9,368,121
Net change in unrealized (appreciation) depreciation on credit facility foreign currency translations	489,034	2,210,907
Net realized loss on investments	4,732,408	992,974
Net accretion of discount and amortization of premium	(1,934,340)	(703,578)
Purchases of investments	(354,412,115)	(87,059,309)
Payment-in-kind interest	(1,914,215)	(761,512)
Proceeds from disposition of investments	185,725,006	172,587,943
Ammortization of deferred financing costs	(3,243,099)	—
Increase in receivable for investments sold	(7,323,360)	—
Decrease (Increase) in interest receivable	822,066	(380,050)
(Increase) Decrease in prepaid expenses and other assets	(1,602,821)	933,521
Increase in payables for investments purchased	31,963,307	—
Increase (Decrease) in interest payable on credit facility and asset-backed debt	1,249,949	(661,686)
Increase (Decrease) in interest payable on notes to members	2,622,888	(6,478)
Increase in accrued expenses	167,593	(11,909)
Net cash provided by (used in) operating activities	(137,922,973)	90,253,223
Cash flows from financing activities:
Members’ capital contributions	7,590,000	1,560,000
Distributions to members	(10,050,000)	(6,800,000)
Notes issued to members	17,710,000	3,640,000
Proceeds from asset backed debt issued	246,000,000	—
Borrowings under credit facility	220,000,000	70,000,000
Repayments under credit facility	(325,553,031)	(163,965,743)
Net cash (used in) provided by financing activities	155,696,969	(95,565,743)
Net (decrease) increase in cash and cash equivalents	17,773,996	(5,312,520)
Effect of exchange rate changes on cash	(521,934)	1,139,118
Cash and cash equivalents, beginning of year	11,121,479	15,294,881
Cash and cash equivalents, end of year	$28,373,541	$11,121,479
Supplemental disclosure of cash flow information:
Interest paid on credit facility and asset-backed debt	$7,616,250	$12,527,657
Interest paid on notes to members	$10,012,602	$13,537,515

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Secured Loan Fund I LLC
Consolidated Schedule of Investments
September 30, 2021
	Maturity	Current Coupon (1)	Par	Cost	Fair Value	Fair Value as a Percentage of Members’ Equity (2)
First Lien Secured Debt - 1088.0%
Aerospace and Defense
Cadence Aerospace, LLC	11/14/2023	9.50%	12,281,867	$12,231,080	$11,980,961	23.4%
Fairbanks More Defense	06/17/2028	5.50%	10,000,000	9,954,660	10,000,000	19.5
Holdco Sands Intermediate, LLC	12/19/2025	7.50%	6,473,725	6,407,142	6,441,356	12.6
IMIA Holdings, Inc.	04/09/2027	6.75%	13,589,144	13,338,397	13,317,361	26.0
TAC LifePort Purchaser, LLC	03/01/2026	7.00%	4,950,000	4,860,463	4,948,403	9.7
The Aegis Technologies Group, LLC	10/31/2025	6.77%	5,713,461	5,633,702	5,656,327	11.0
Air Freight and Logistics
One Stop Mailing, LLC	05/07/2027	7.25%	14,919,643	14,631,178	14,658,549	28.6
Automobiles
Crash Champions, LLC	08/05/25	6.00%	8,977,500	8,801,543	8,797,950	17.2
Beverage, Food and Tobacco
Snak Club, LLC	07/19/2022	7.00%	4,388,056	4,361,678	4,388,056	8.6
Building Products
American Insulated Glass, LLC	12/21/2023	6.50%	5,720,691	5,653,291	5,663,484	11.0
Business Services
Altamira Technologies, LLC	07/24/2025	8.00%	5,525,093	5,375,682	5,179,775	10.1
Challenger Performance Optimization, Inc.	08/31/2023	8.00%	9,500,705	9,453,659	9,215,683	18.0
CoolSys, Inc	08/04/2028	5.50%	1,909,091	1,890,159	1,913,864	3.7
Output Services Group, Inc.	03/27/2024	5.50%	7,743,419	7,732,934	7,046,511	13.7
Schlesinger Global, Inc.	07/14/2025	8.00%	11,784,634	11,760,259	11,254,326	22.0
Teneo Holdings LLC	07/18/2025	6.25%	2,309,486	2,306,149	2,296,969	4.5
Capital Equipment
LAV Gear Holdings, Inc.	10/31/2024	8.50%	10,491,277	10,435,348	9,833,474	19.2
Mission Critical Electronics, Inc.	09/28/2022	6.00%	5,889,949	5,877,013	5,889,949	11.5
UBEO, LLC	04/03/2024	5.50%	17,571,320	17,457,179	17,483,464	34.1
Chemicals, Plastics and Rubber
Douglas Products and Packaging Company LLC	10/19/2022	6.75%	8,746,050	8,694,764	8,746,050	17.1
Douglas Sewer Intermediate, LLC	10/19/2022	6.75%	7,323,008	7,278,084	7,323,008	14.3
K2 Pure Solutions NoCal, L.P.	12/20/2023	8.00%	19,450,000	19,192,725	18,932,630	36.9
Plant Health Intermediate, Inc.	10/19/2022	6.75%	1,577,806	1,568,099	1,577,806	3.1
Commercial Services & Supplies
Applied Technical Services, LLC	12/29/2026	6.75%	4,511,364	4,419,019	4,421,136	8.6
Crane 1 Services Inc	08/16/2027	6.75%	2,131,579	2,100,271	2,110,264	4.1
Digital Room Holdings, Inc.	05/22/2026	5.08%	3,228,001	3,111,026	3,186,037	6.2
FlexPrint, LLC	01/02/2024	6.02%	4,769,595	4,732,000	4,745,747	9.3
Construction and Building
STV Group Incorporated	12/11/2026	5.33%	9,075,412	9,003,666	9,030,035	17.6
Ox Two, LLC	05/18/2026	7.00%	4,975,000	4,901,154	4,875,500	9.5
Construction and Engineering
CHA Holdings, Inc.	04/10/2025	5.50%	5,614,627	5,518,856	5,530,408	10.8
The Vertex Companies, LLC	08/30/2027	6.50%	5,634,134	5,523,212	5,528,647	10.8
Consumer Goods: Durable
DRS Holdings III, Inc.	11/03/2025	7.25%	15,675,682	15,584,366	15,565,952	30.4
PlayPower, Inc.	05/8/2026	5.63%	3,805,440	3,719,648	3,735,687	7.3
Consumer Goods: Non-Durable
New Milani Group LLC	06/06/2024	6.50%	14,550,000	14,481,129	13,895,250	27.1
TPC Canada Parent, Inc. and TPC US Parent, LLC	11/24/2025	6.25%	8,834,066	8,654,973	8,569,044	16.7
Diversified Consumer Services
Apex Service Partners, LLC	07/31/2025	6.25%	1,020,636	1,020,636	1,010,430	2.0
Apex Service Partners, LLC Term Loan B	07/31/2025	6.50%	2,222,284	2,222,284	2,200,061	4.3
Apex Service Partners, LLC Term Loan C	07/31/2025	6.25%	4,173,913	4,103,292	4,132,174	8.1
Integrative Nutrition, LLC	09/29/2023	5.50%	11,566,905	11,527,975	11,566,905	22.6
Research Now Group, Inc. and Survey Sampling International LLC	12/20/2024	6.50%	10,679,701	10,591,506	10,543,962	20.6
TVC Enterprises, LLC	03/26/2026	6.75%	8,558,226	8,593,467	8,558,226	16.7
TWS Acquisition Corporation	06/16/2025	7.25%	6,636,062	6,598,947	6,636,062	12.9
Diversified Financial Services
Global Holdings InterCo LLC	03/16/2026	7.00%	3,967,531	3,947,994	3,947,694	7.7
Electronic Equipment, Instruments, and Components
ECM Industries, LLC	12/23/2025	5.50%	4,994,355	4,994,355	4,894,468	9.5
Wildcat Buyerco, Inc.	02/27/2026	6.00%	5,705,549	5,655,884	5,678,016	11.1
Healthcare and Pharmaceuticals
Smile Brands Inc.	10/14/2024	5.32%	12,576,323	12,458,672	12,450,560	24.3
Solutionreach, Inc.	01/17/2024	6.75%	5,892,286	5,854,034	5,892,286	11.5
Urology Management Associates, LLC	08/30/2024	5.50%	11,030,410	10,848,799	10,975,256	21.4
Healthcare, Education & Childcare
Cano Health	11/23/2027	5.25%	2,653,333	2,646,700	2,654,448	5.2

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Secured Loan Fund I LLC
Consolidated Schedule of Investments
September 30, 2021
	Maturity	Current Coupon (1)	Par	Cost	Fair Value	Fair Value as a Percentage of Members’ Equity (2)
Healthcare Providers and Services
Lightspeed Buyer Inc.	02/3/2026	6.75%	5,706,549	$5,605,574	$5,706,549	11.1%
Healthcare, Education & Culture
NBH Group LLC	08/19/2026	6.50%	10,901,830	10,687,200	10,683,794	20.8
Healthcare Equipment and Supplies
OIS Management Services LLC	07/09/2026	5.75%	1,995,000	1,965,911	1,965,075	3.8
High Tech Industries
By Light Professional IT Services, LLC	05/16/2022	7.25%	12,879,690	12,868,714	12,879,690	25.1
Hotels, Restaurants and Leisure
East Valley Tourist Development Authority	03/07/2022	9.00%	5,719,009	5,624,041	5,633,224	11.0
ECL Entertainment, LLC	03/312028	8.25%	2,647,212	2,621,341	2,706,774	5.3
Spectacle Gary Holdings, LLC	12/23/2025	11.00%	4,389,000	4,505,648	4,764,830	9.3
Hotels, Gaming and Leisure
Lucky Bucks, LLC	07/20/2027	6.25%	4,500,000	4,411,012	4,424,085	8.6
IT Services
Gantech Acquisition Corp.	05/14/2026	7.25%	14,925,000	14,648,015	14,626,500	28.5
Tyto Athene, LLC	08/27/2024	6.25%	11,442,500	11,334,186	11,442,500	22.3
Insurance
Hancock Roofing and Construction L.L.C.	12/31/2026	6.00%	2,481,250	2,424,925	2,456,438	4.8
Internet Software and Services
MBS Holdings, Inc.	04/16/2027	6.75%	7,481,250	7,337,843	7,331,625	14.3
Leisure Products
Recteq, LLC	01/29/2026	7.00%	4,975,000	4,887,511	4,925,250	9.6
Media
Ad.net Acquisition, LLC	05/06/2026	7.00%	8,977,500	8,851,554	8,842,838	17.2
Connatix Buyer, Inc	07/13/2027	6.25%	4,000,000	3,921,757	3,920,000	7.6
Mars Acquisition Holdings Corp.	05/14/2026	6.50%	10,000,000	9,812,779	9,900,000	19.3
Media: Advertising, Printing & Publishing
MeritDirect, LLC	05/23/2024	6.50%	5,531,856	5,411,520	5,476,537	10.7
Media: Broadcasting and Subscription
The Infosoft Group, LLC	09/16/2024	6.75%	13,383,253	13,375,955	13,383,253	26.1
Media: Diversified and Production
Marketplace Events LLC (3)	09/30/2026	0.00% (4)	5,821,582	4,058,961	5,232,460	10.2
Personal Products
Dr. Squatch, LLC	8/27/2026	7.00%	10,000,000	9,803,125	9,800,000	19.1
Professional Services
Sales Benchmark Index LLC	01/03/2025	7.75%	5,578,331	5,495,801	5,438,872	10.6
The Bluebird Group LLC	07/27/2026	8.00%	1,743,846	1,709,872	1,732,860	3.4
Telecommunications
TeleGuam Holdings, LLC	11/20/2025	5.50%	10,337,380	10,312,931	10,234,006	20.0
Trading Companies and Distributors
Graffiti Buyer, Inc	08/10/2027	6.75%	2,392,857	2,345,748	2,356,964	4.6
Wholesale
PH Beauty Holdings III, Inc.	09/29/2025	5.12%	9,692,670	9,514,071	9,466,540	18.5
Sargent & Greenleaf Inc.	12/20/2024	7.00%	5,549,876	5,492,898	5,549,876	10.8
Walker Edison Furniture Company LLC	03/31/2027	6.75%	12,437,500	12,141,939	11,971,094	23.4
Total First Lien Secured Debt			566,808,280	558,879,885	557,731,845	1,088
Second Lien Secured Debt - 10.5%
Business Services
DBI Intermediate Holdco, LLC, Term Loan B	02/02/2026	11.00%	2,434,333	2,434,333	2,434,333
Inventus Power, Inc.	02/02/2026	9.50%	3,000,000	2,946,584	2,940,000	5.7
Total Second Lien Secured Debt				5,380,917	5,374,333	10.5
Equity Securities -3.3%
Business Services
DBI Intermediate Holdco, LLC, Series A-1	02/02/2026	13.00%	6,784	5,034,310	-
DBI Intermediate Holdco, LLC, Series AA	02/02/2026	0.00%	7,007	6,731,347	1,314,706	2.6
DBI Intermediate Holdco, LLC, Series B	02/02/2026	0.00%	1,065,021	236,521	-
Media: Diversified and Production
New MPE Holdings, LLC	02/02/2026	0.00%	47	-	362,244	0.7
Total Equity Services				12,002,178	1,676,950	3.3
Total Investments -1101.7%				$576,262,980	$564,783,128	1,101.7
Cash and Cash Equivalents - 55.3%				28,386,681	28,373,541	55.3
Total Investments and Cash Equivalents —1,157.1%				604,649,661	593,156,669	1,157.1
Liabilities in Excess of Other Assets-1,057.1%				-	(541,892,538)	-1,057.1
Members’ Equity—100.0%					51,264,131	100.0%

(1) Represents floating rate instruments that accrue interest at a predetermined spread relative to an index, typically the applicable LIBOR or “L” or Prime rate or “P”. The spread may change based on the type of rate used. The terms in the Consolidated Schedule of Investments disclose the actual interest rate in effect as of the reporting period. LIBOR loans are typically indexed to a 30-day, 60-day, 90-day or 180-day LIBOR rate (1M L, 2M L, 3M L, or 6M L, respectively), at the borrower’s option. All securities are subject to a LIBOR or Prime rate floor where a spread is provided, unless noted. The spread provided includes PIK interest and other fee rates, if any.

(2) Valued based on PSSL’s accounting policy.

(3) Represents the purchase of a security with a delayed settlement or a revolving line of credit that is currently an unfunded investment. This security does not earn a basis point spread above an index while it is unfunded.

(4) Security currently on interest non-accrual status.

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Secured Loan Fund I LLC
Consolidated Schedule of Investments
September 30, 2020
Maturity	Current Coupon	Par (1)	Cost	Fair Value	Fair Value as a Percentage of Members’ Equity (2)

First Lien Secured Debt - 838.2%
Aerospace and Defense
Cadence Aerospace, LLC	11/14/23	9.50%		11,802,082	$11,730,187	$11,322,915	24.8%
Centauri Group Holdings, LLC	02/12/24	6.25%		5,330,847	5,330,847	5,304,193	11.6
IMIA Holdings, Inc.	10/26/25	5.50%		12,143,568	12,097,717	12,022,132	26.4
Whitney, Bradley & Brown, Inc.	10/18/22	8.50%		254,095	250,910	251,554	0.6
Banking, Finance, Insurance and Real Estate
Findex Group Limited (3,4)	05/31/24	5.46%	AUD	10,000,000	7,411,600	6,809,125	14.9
Beverage, Food and Tobacco
Cardenas Markets LLC	11/29/23	6.75%		4,779,776	4,759,527	4,779,776	10.5
Country Fresh Holdings, LLC - First Out	05/01/23	6.00%		182,403	179,976	182,403	0.4
Country Fresh Holdings, LLC - Funded Revolver	05/01/23	6.00%		450,110	450,111	450,110	1.0
Good2Grow LLC	11/18/24	5.25%		9,499,183	9,429,133	9,427,938	20.7
Snak Club, LLC	07/19/21	6.50%		4,561,971	4,561,971	4,493,542	9.9
Business Services
Altamira Technologies, LLC	07/24/25	7.00%		4,856,155	4,795,251	4,686,189	10.3
Challenger Performance Optimization, Inc.	08/31/23	7.00%		9,663,392	9,595,826	8,986,954	19.7
Output Services Group, Inc.	03/27/24	5.50%		7,803,419	7,825,029	7,101,111	15.6
Schlesinger Global, Inc.	07/14/25	7.00%		11,904,617	11,904,617	11,041,532	24.2
Teneo Holdings LLC	07/18/25	6.25%		4,950,000	4,783,595	4,764,375	10.4
Capital Equipment
LAV Gear Holdings, Inc.	10/31/24	8.50%		9,975,861	9,902,990	9,188,766	20.1
Mission Critical Electronics, Inc.	09/28/22	6.00%		5,949,731	5,927,114	5,877,737	12.9
UBEO, LLC	04/03/24	5.50%		21,930,702	21,762,065	20,614,860	45.2
Chemicals, Plastics and Rubber
Douglas Products and Packaging Company LLC	10/19/22	6.75%		8,836,683	8,756,358	8,704,133	19.1
Douglas Sewer Intermediate, LLC	10/19/22	6.75%		7,403,183	7,370,405	7,292,135	16.0
K2 Pure Solutions NoCal, L.P.	12/20/23	8.00%		19,650,000	19,436,214	19,217,700	42.1
Plant Health Intermediate, Inc.	10/19/22	6.75%		1,594,030	1,579,915	1,570,120	3.4
Construction and Building
STV Group Incorporated	12/11/26	5.40%		7,762,222	7,692,023	7,684,600	16.8
Consumer Goods: Durable
DRS Holdings III, Inc.	11/03/25	6.75%		8,022,149	7,950,609	7,875,344	17.3
GSM Holdings, Inc.	06/03/24	5.50%		19,470,523	19,354,235	19,275,817	42.3
PlayPower, Inc.	05/08/26	5.72%		4,025,520	3,990,707	3,824,244	8.4
Consumer Goods: Non-Durable
Manna Pro Products, LLC	12/08/23	7.00%		4,313,910	4,273,019	4,197,866	9.2
New Milani Group LLC	06/06/24	6.50%		14,662,500	14,568,019	13,379,531	29.3
TPC Canada Parent, Inc. and TPC US Parent, LLC	11/24/25	6.25%		8,924,066	8,837,614	8,656,344	19.0
Diversified Consumer Services
Integrative Nutrition, LLC	09/29/23	5.75%		8,587,606	8,587,606	8,458,792	18.5
TVC Enterprises, LLC	01/18/24	6.50%		9,747,335	9,747,335	9,674,230	21.2
TWS Acquisition Corporation	06/16/25	7.25%		6,910,465	6,797,117	6,772,256	14.8
Healthcare and Pharmaceuticals
Smile Brands Inc.	10/14/24	4.93%		11,175,938	11,090,654	10,840,659	23.8
Solutionreach, Inc.	01/17/24	6.75%		6,214,305	6,149,172	6,145,948	13.5
Urology Management Associates, LLC	08/30/24	6.00%		11,463,443	11,311,325	11,119,540	24.4
High Tech Industries
By Light Professional IT Services, LLC	05/16/22	7.25%		10,901,843	10,774,172	10,792,825	23.7
GCOM Software LLC	11/14/22	7.75%		16,646,228	16,562,972	16,646,228	36.5
Media: Advertising, Printing & Publishing
MeritDirect, LLC	05/23/24	6.50%		4,812,500	4,771,073	4,583,906	10.0
Media: Broadcasting and Subscription
The Infosoft Group, LLC	09/16/24	6.75%		8,602,807	8,584,634	8,602,807	18.9
Media: Diversified and Production
Marketplace Events LLC (3,4)	01/27/23	0.00% (5)	CAD	5,730,254	4,449,786	3,623,691	7.9
Retail
LSF9 Atlantis Holdings, LLC	05/01/23	7.00%		6,843,750	6,872,048	6,631,320	14.5
Telecommunications
TeleGuam Holdings, LLC	11/20/25	5.50%		8,309,797	8,272,104	8,060,503	17.7
Transportation: Consumer
American Auto Auction Group, LLC	01/02/24	6.00%		7,670,399	7,596,860	7,440,287	16.3
Wholesale
Impact Group, LLC	06/27/23	8.37%		9,290,185	9,216,206	9,336,636	20.5
PH Beauty Holdings III, Inc.	09/29/25	5.19%		9,792,594	9,717,936	9,156,076	20.1
Sargent & Greenleaf Inc.	12/20/24	7.00%		4,925,000	4,860,858	4,836,350	10.6
Walker Edison Furniture Company LLC	09/26/24	7.25%		10,594,047	10,440,520	10,594,047	23.2
Total First Lien Secured Debt					392,309,961	382,299,150	838.2

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Secured Loan Fund I LLC
Consolidated Schedule of Investments
September 30, 2020
Maturity	Current Coupon	Par (1)	Cost	Fair Value	Fair Value as a Percentage of Members’ Equity (2)

Second Lien Secured Debt - 19.5%
Beverage, Food and Tobacco
Country Fresh Holdings, LLC (All PIK)	04/29/24	9.5% (PIK 9.50%)	964,045	964,045	889,814	2.0%
Business Services
DBI Holding, LLC - Term Loan C (All PIK)	03/26/21	9.0% (PIK 9.0%)	15,946	15,946	15,946	0.0
DBI Holding, LLC - Term Loan B (All PIK)	02/02/26	9.0% (PIK 9.0%)	7,977,513	7,977,513	7,977,513	17.5
Total Second Lien Secured Debt				8,957,504	8,883,272	19.5
Preferred Equity - 4.0%
Business Services
DBI Holding, LLC - Series A-1		13.00%	5,034	5,034,310	1,803,668	4.0
Total Preferred Equity				5,034,310	1,803,668	4.0
Common Equity - 0.0%
Beverage, Food and Tobacco
Country Fresh Holding Company Inc.			1,317	1,713,106	-	0.0
Business Services
DBI Holding, LLC - Series B			1,065,021	236,521	-	0.0
Total Common Equity				1,949,627	-	0.0
Total Investments - 861.6%				408,251,402	392,986,090	861.6
Cash and Cash Equivalents—24.4%				11,115,373	11,121,479	24.4
Total Investments and Cash Equivalents—886.0%				$419,366,775	$404,107,569	886.0
Liabilities in Excess of Other Assets—(786.0)%					(358,495,484)	(786.0)
Members’ Equity—100.0%					$45,612,085	100.0%

(1) Represents floating rate instruments that accrue interest at a predetermined spread relative to an index, typically the applicable LIBOR, or “L” or Prime rate or “P”. The spread may change based on the type of rate used. The terms in the Consolidated Schedule of Investments disclose the actual interest rate in effect as of the reporting period. LIBOR loans are typically indexed to a 30-day, 60-day, 90-day or 180-day LIBOR rate (1M L, 2M L, 3M L, or 6M L, respectively), at the borrower’s option. All securities are subject to a LIBOR or Prime rate floor where a spread is provided, unless noted. The spread provided includes PIK interest and other fee rates, if any.

(2) Valued based on PSSL’s accounting policy.
(3) Non-U.S. company or principal place of business outside the United States.
(4) Security currently on interest non-accrual status.

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

1.
ORGANIZATION

PennantPark Senior Secured Loan Fund I LLC, or PSSL, is organized as a Delaware limited liability company and commenced operations in May 2017. In this report, except where the context suggests otherwise, the terms “Company,” “we,” “our,” or “us” refer to PSSL and its subsidiary. PSSL is a joint venture between PennantPark Floating Rate Capital Ltd., or PFLT, and a subsidiary of Kemper Corporation (NYSE: KMPR), Trinity Universal Insurance Company, or Kemper.

Our investment objectives are to generate current income and capital appreciation while seeking to preserve capital. We seek to achieve our investment objective by investing primarily in loans bearing a variable-rate of interest, or floating rate loans, and other investments made to U.S. middle-market companies whose debt is rated below investment grade. Floating rate loans pay interest at variable rates, which are determined periodically, on the basis of a floating base lending rate such as London Interbank Offered Rate, or LIBOR, with or without a floor, plus a fixed spread.

PFLT and Kemper, as members of PSSL, or the Members, provide capital to PSSL in the form of notes and equity interests. As of September 30, 2021 and 2020, PFLT and Kemper owned 87.5% and 12.5%, respectively, of each of the outstanding notes and equity interests. The administrative agent of the Company is PennantPark Investment Administration, LLC, or the Administrative Agent. The Bank of New York Mellon Corporation, or the Sub-Administrator, provides certain services to the Administrative Agent with respect to certain accounting matters and has the responsibility for the official books and records.

PFLT and Kemper each appointed two members to PSSL’s four-person board of directors and investment committee. All material decisions with respect to PSSL, including those involving its investment portfolio, require unanimous approval of a quorum of the board of directors or investment committee. Quorum is defined as (i) the presence of two members of the board of directors or investment committee; provided that at least one individual is present that was elected, designated or appointed by each of the Members; (ii) the presence of three members of the board of directors or investment committee, provided that the individual that was elected, designated or appointed by the Member with only one individual present shall be entitled to cast two votes on each matter; and (iii) the presence of four members of the board of directors or investment committee shall constitute a quorum, provided that two individuals are present that were elected, designated or appointed by each of the Members.

In May of 2017, PSSL entered into a multi-currency senior secured revolving credit facility, or the Credit Facility, with Capital One, N.A. through its wholly-owned subsidiary PennantPark Senior Secured Loan Facility LLC, or PSSL Subsidiary. The $325 million Credit Facility has a maturity date of May 2, 2023 and is priced at 2.25% over LIBOR. On January 27, 2021, PSSL terminated the facility with Capital One, N.A.

On January 26, 2021, PSSL entered into a new $125.0 million senior secured revolving Credit Facility (“Credit Facility 2”) with Ally Bank through its wholly-owned subsidiary Pennant Park Senior Secured Loan Facility II, LLC (“PSSL II”). Credit Facility 2 has a maturity date of January 26, 2026 with an interest rate at 2.6% over LIBOR. On June 3, 2021, the facility amount was increased to $155.0 million from $125.0 million.

In January 2021, PSSL completed a $300.7 million debt securitization in the form of a collateralized loan obligation, or the “2032 Asset-Backed Debt”. The 2032 Asset-Backed Debt is secured by a diversified portfolio of PennantPark CLO II, Ltd., a wholly-owned and consolidated subsidiary of PSSL, consisting primarily of middle market loans and participation interests in middle market loans. The 2032 Asset-Backed Debt is scheduled to mature in January 2032.

2. SIGNIFICANT ACCOUNTING POLICIES

PSSL is considered an investment company under U.S. generally accepted accounting principles, or GAAP, and follows the accounting and reporting guidance applicable to investment companies in the Financial Accounting Standards Board Accounting Standards Codification Topic 946. References to the Accounting Standards Codification, as amended, or ASC, serves as a source of accounting literature. Subsequent events are evaluated and recognized or disclosed as appropriate for events occurring through the date the consolidated financial statements are available to be issued. The preparation of our consolidated financial statements in conformity with GAAP requires the Members to make estimates and assumptions that affect the reported amount of our assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reported periods. In the opinion of the Members, all adjustments, which are of a normal recurring nature, considered necessary for the fair presentation of financial statements have been included. Actual results could differ from these estimates due to changes in the economic and regulatory environment, financial markets and any other parameters used in determining such estimates and assumptions. We have eliminated all intercompany balances and transactions.

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021 (Continued)

Our significant accounting policies consistently applied are as follows:

(a) Investment Valuations

We expect that there may not be readily available market values for many of our investments, which are or will be in our portfolio, and we value such investments at fair value as determined in good faith by or under the direction of our board of directors using a documented valuation policy, described herein, and a consistently applied valuation process. With respect to investments for which there is no readily available market value, the factors that the board of directors may consider in pricing our investments at fair value include, as relevant, the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings and discounted cash flow, the markets in which the portfolio company does business, comparison to publicly traded securities and other relevant factors. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, we consider the pricing indicated by the external event in determining our valuation. Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the price used in an actual transaction may be different than our valuation and the difference may be material. See Note 4.

Our portfolio generally consists of illiquid securities, including debt investments. With respect to investments for which market quotations are not readily available, or for which market quotations are deemed not reflective of the fair value, our board of directors undertakes a multi-step valuation process each quarter, as described below:

(1)
Our quarterly valuation process begins with each portfolio company or investment being initially valued by the investment professionals of PennantPark Investment Advisers, LLC, the investment adviser to PFLT, responsible for the portfolio investment;

(2)
Preliminary valuation conclusions are then documented and discussed with the management of PennantPark Investment Advisers, LLC;

(3)
Our board of directors also engages independent valuation firms to conduct independent appraisals of our investments for which market quotations are not readily available or are readily available but deemed not reflective of the fair value of the investment. The independent valuation firms review PennantPark Investment Advisers, LLC’s preliminary valuations in light of their own independent assessment and also in light of any market quotations obtained from an independent pricing service, broker, dealer or market maker;

(4)
Our board of directors reviews the preliminary valuations of PennantPark Investment Advisers, LLC and those of the independent valuation firms on a quarterly basis, periodically assesses the valuation methodologies of the independent valuation firms, and responds to and supplements the valuation recommendations of the independent valuation firms to reflect any comments; and

(5)
Our board of directors assesses these valuations and determines the fair value of each investment in our portfolio in good faith, based on the input of PennantPark Investment Advisers, LLC and the respective independent valuation firms.

Our board of directors generally uses market quotations to assess the value of our investments for which market quotations are readily available. We obtain these market values from independent pricing services or at bid prices obtained from at least two brokers or dealers, if available, or otherwise from a principal market maker or a primary market dealer. PennantPark Investment Advisers, LLC assesses the source and reliability of bids from brokers or dealers. If the board of directors has a bona fide reason to believe any such market quote does not reflect the fair value of an investment, it may independently value such investments by using the valuation procedure that it uses with respect to assets for which market quotations are not readily available.

(b) Security Transactions, Revenue Recognition, and Realized/Unrealized Gains or Losses

Security transactions are recorded on a trade-date basis. We measure realized gains or losses by the difference between the net proceeds from the repayment or sale and the amortized cost basis of the investment, using the specific identification method, without regard to unrealized appreciation or depreciation previously recognized, but considering prepayment penalties. Net change in unrealized appreciation or depreciation reflects the change in the fair values of our portfolio investments and foreign currency translations on our Credit Facility during the reporting period, including any reversal of previously recorded unrealized appreciation or depreciation, when gains or losses are realized.

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021 (Continued)

We record interest income on an accrual basis to the extent that we expect to collect such amounts. For loans and debt investments with contractual payment-in-kind, or PIK, interest, which represents interest accrued and added to the loan balance that generally becomes due at maturity, we will generally not accrue PIK interest when the portfolio company valuation indicates that such PIK interest is not collectable. We do not accrue as a receivable interest on loans and debt investments if we have reason to doubt our ability to collect such interest. Loan origination fees, original issue discount, or OID, market discount or premium and deferred financing costs on liabilities, which we do not fair value, are capitalized and then accreted or amortized using the effective interest method as interest income or, in the case of deferred financing costs, as interest expense. Dividend income, if any, is recognized on an accrual basis on the ex-dividend date to the extent that we expect to collect such amounts. From time to time, the Company receives certain fees from portfolio companies, which are non-recurring in nature. Such fees include loan prepayment penalties, structuring fees and amendment fees, and are recorded as other investment income when earned.

Loans are placed on non-accrual status when principal or interest payments are past due 30 days or more and/or if there is reasonable doubt that principal or interest will be collected. Accrued interest is generally reversed when a loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon the Members’ judgment. Non-accrual loans are restored to accrual status when past due principal and interest is paid and, in the Members’ judgment, are likely to remain current. As of September 30, 2021and 2020, we had one portfolio company on non-accrual, representing 0.7% and 0.9% of our overall portfolio on a cost and fair value basis and zero investments on non-accrual, respectively.

(c) Income Taxes

PSSL is classified as a partnership for U.S. federal income tax purposes and is not subject to U.S. federal income tax. Accordingly, no provisions for U.S. income taxes have been made. The Members are responsible for reporting their share of the PSSL’s income or loss on their U.S. income tax returns.

In accordance with FASB ASC Topic 740, the board of directors is required to determine whether a tax position of PSSL is more likely than not, based on the technical merits of the position, to be sustained upon examination including resolution of any related appeals or litigation processes. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. De-recognition of a tax benefit previously recognized could result in PSSL recording a tax liability that would reduce members’ capital.

As of and for the year ended September 30, 2021 and 2020 there were no material uncertain income tax positions.

(d) Foreign Currency Translation

Our books and records are maintained in U.S. dollars. Any foreign currency amounts are translated into U.S. dollars on the following basis:

1.
Fair value of investment securities, other assets and liabilities – at the exchange rates prevailing at the end of the applicable period; and

2.
Purchases and sales of investment securities, income and expenses – at the exchange rates prevailing on the respective dates of such transactions.

Although Members’ capital and fair values are presented based on the applicable foreign exchange rates described above, we do not isolate that portion of the results of operations due to changes in foreign exchange rates on investments, other assets and debt from the fluctuations arising from changes in fair values of investments held. Such fluctuations are included with the net realized and unrealized gain or loss from investments.

Foreign security and currency translations may involve certain considerations and risks not typically associated with investing in U.S. companies and U.S. government securities. These risks include, but are not limited to, currency fluctuations and revaluations and future adverse political, social and economic developments, which could cause investments in foreign markets to be less liquid and prices to be more volatile than those of comparable U.S. companies or U.S. government securities.

(e) Consolidation

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021 (Continued)

As explained by ASC paragraph 946-810-45, PSSL will generally not consolidate its investment in a company other than an investment company subsidiary or a controlled operating company whose business consists of providing services to us. We have consolidated the results of our PSSL subsidiaries in our consolidated financial statements.

3. AGREEMENTS AND RELATED PARTY TRANSACTIONS

During the fiscal years ended September 30, 2021 and 2020, PSSL purchased $285.8 million and $86.7 million, respectively, in investments from PFLT. Additionally, during the same periods, PSSL incurred $1.2 million in administrative services to the Administrative Agent. The Administrative Agent provides administration services to PSSL at an annual rate of 0.25% of average gross assets under management. PSSL incurred $12.6 million and $13.5 million, in interest expense related to the notes outstanding with both PFLT and Kemper for the years ended September 30, 2021 and 2020, respectively.

4. FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value, as defined under ASC 820, is the price that we would receive upon selling an investment or pay to transfer a liability in an orderly transaction to a market participant in the principal or most advantageous market for the investment or liability. ASC 820 emphasizes that valuation techniques maximize the use of observable market inputs and minimize the use of unobservable inputs. Inputs refer broadly to the assumptions that market participants would use in pricing an asset or liability, including assumptions about risk. Inputs may be observable or unobservable. Observable inputs reflect the assumptions market participants would use in pricing an asset or liability based on market data obtained from sources independent of us. Unobservable inputs reflect the assumptions market participants would use in pricing an asset or liability based on the best information available to us on the reporting period date.

ASC 820 classifies the inputs used to measure these fair values into the following hierarchies:

Level 1: Inputs that are quoted prices (unadjusted) in active markets for identical assets or liabilities, accessible by us at the measurement date.

Level 2: Inputs that are quoted prices for similar assets or liabilities in active markets, or that are quoted prices for identical or similar assets or liabilities in markets that are not active and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term, if applicable, of the financial instrument.

Level 3: Inputs that are unobservable for an asset or liability because they are based on our own assumptions about how market participants would price the asset or liability.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Generally, most of our investments are classified as Level 3. Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the price used in an actual transaction may be different than our valuation and those differences may be material.

The inputs into the determination of fair value may require significant management judgment or estimation. Even if observable market data is available, such information may be the result of consensus pricing information, disorderly transactions or broker quotes which include a disclaimer that the broker would not be held to such a price in an actual transaction. The non-binding nature of consensus pricing and/or quotes accompanied by disclaimer would result in classification as Level 3 information, assuming no additional corroborating evidence were available. Corroborating evidence that would result in classifying these non-binding broker/dealer bids as a Level 2 asset includes observable market-based transactions for the same or similar assets or other relevant observable market-based inputs that may be used in pricing an asset.

Our investments are generally structured as debt in the form of first lien secured debt, but may also include second lien secured debt, subordinated debt and equity investments. The transaction price, excluding transaction costs, is typically the best estimate of fair value at inception. Ongoing reviews by the Members and independent valuation firms are based on an assessment of each

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021 (Continued)

underlying investment, incorporating valuations that consider the evaluation of financing and sale transactions with third parties, expected cash flows and market-based information including comparable transactions, performance multiples and yields, among other factors. These non-public investments using unobservable inputs are included in Level 3 of the fair value hierarchy.

A review of fair value hierarchy classifications is conducted on a quarterly basis. Changes in our ability to observe valuation inputs may result in a reclassification for certain financial assets or liabilities.

In addition to using the above inputs in valuing cash equivalents and investments, we employ the valuation policy approved by our board of directors that is consistent with ASC 820. Consistent with our valuation policy, we evaluate the source of inputs, including any markets in which our investments are trading, in determining fair value. See Note 2.

As outlined in the table below, some of our Level 3 investments using a market comparable valuation technique are valued using the average of the bids from brokers or dealers. The bids include a disclaimer, may not have corroborating evidence, may be the result of a disorderly transaction and may be the result of consensus pricing. The Members assess the source and reliability of bids from brokers or dealers. If the board of directors has a bona fide reason to believe any such market quote does not reflect the fair value of an investment, it may independently value such investments by using the valuation procedure that it uses with respect to assets for which market quotations are not readily available.

Some of our investments can also be valued using a market comparable or an enterprise market value technique. With respect to investments for which there is no readily available market value, the factors that the board of directors may consider in pricing our investments at fair value include, as relevant, the nature and realizable value of any collateral, the portfolio company’s ability to make payments, its earnings and discounted cash flow, the markets in which the portfolio company does business, comparison to publicly traded securities and other relevant factors. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, the pricing indicated by the external event, excluding transaction costs, is used to corroborate the valuation. When using earnings multiples to value a portfolio company, the multiple used requires the use of judgment and estimates in determining how a market participant would price such an asset. These non-public investments using unobservable inputs are included in Level 3 of the fair value hierarchy. Generally, the sensitivity of unobservable inputs or combination of inputs such as industry comparable companies, market outlook, consistency, discount rates and reliability of earnings and prospects for growth, or lack thereof, affects the multiple used in pricing an investment. As a result, any change in any one of those factors may have a significant impact on the valuation of an investment. Generally, an increase in a market yield will result in a decrease in the valuation of a debt investment, while a decrease in a market yield will have the opposite effect. Generally, an increase in an EBITDA multiple will result in an increase in the valuation of an investment, while a decrease in an EBITDA will have the opposite effect.

Our Level 3 valuation techniques, unobservable inputs and ranges were categorized as follows for ASC 820 purposes:

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021 (Continued)

Asset Category	Fair value at September 30, 2021	Valuation Technique	Unobservable Input	Range of Input (Weighted Average) (1)
First lien	$168,834,377	Market Comparable	Broker/Dealer bids or quotes	N/A
First lien	388,897,469	Market Comparable	Market Yield	5.6% – 11.4% (7.8%)
Second Lien	5,374,333	Market Comparable	Market Yield	10.9% - 11.0% (10.9%)
Equity	1,676,949	Enterprise Market Value	EBITDA Multiple	7.6x
Total Level 3 investments	$564,783,128

Asset Category	Fair value at September 30, 2020	Valuation Technique	Unobservable Input	Range of Input (Weighted Average) (1)
First lien	$72,312,542	Market Comparable	Broker/Dealer bids or quotes	N/A
First lien	309,986,608	Market Comparable	Market Yield	5.5% - 16.9% (8.1%)
Second Lien	8,883,272	Market Comparable	Market Yield	9.5% (9.5%)
Equity	1,803,668	Enterprise Market Value	EBITDA Multiple	9.1x
Total Level 3 investments	$392,986,090

(1) The weighted averages disclosed in the table above were weighted by their relative fair value.

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021 (Continued)

Our investments, cash and cash equivalents were categorized as follows in the fair value hierarchy for ASC 820 purposes:

	Fair Value at September 30, 2021
Description	Fair Value	Level 1	Level 2	Level 3
First lien	$557,731,846	$—	$—	$557,731,846
Second Lien	5,374,333	—	—	5,374,333
Equity	1,676,949	—	—	1,676,949
Total investments	564,783,128	—	—	564,783,128
Cash and cash equivalents	28,373,541	28,373,541	—	—
Total investments, cash and cash equivalents	$593,156,669	$28,373,541	$—	$564,783,128

	Fair Value at September 30, 2020
Description	Fair Value	Level 1	Level 2	Level 3
First lien	$382,299,150	$—	$—	$382,299,150
Second Lien	8,883,272	—	—	8,883,272
Equity	1,803,668	—	—	1,803,668
Total investments	392,986,090	—	—	392,986,090
Cash and cash equivalents	11,121,479	11,121,479	—	—
Total investments, cash and cash equivalents	$404,107,569	$11,121,479	$—	$392,986,090

The tables below show a reconciliation of the beginning and ending balances for fair valued investments measured using significant unobservable inputs (Level 3):

	For the Year Ended September 30, 2021
Description	Debt Investments	Equity Investments	Total
Beginning Balance	$391,182,422	$1,803,668	$392,986,090
Net realized losses	(4,732,408)	—	(4,732,408)
Net unrealized depreciation	9,138,741	(5,144,959)	3,993,782
Purchases, net discount accretion and non-cash exchanges	353,242,429	5,018,241	358,260,670
Sales, repayments and non-cash exchanges	(185,725,006)	—	(185,725,006)
Transfers into and/or out of Level 3	—	—	—
Ending Balance	$563,106,178	$1,676,950	$564,783,128

	For the Year Ended September 30, 2020
Description	Debt Investments	Equity Investments	Total
Beginning Balance	$482,744,879	$5,804,968	$488,549,847
Net realized losses	(2,098,244)	—	(2,098,244)
Net unrealized depreciation	(5,400,669)	(4,001,300)	(9,401,969)
Purchases, net discount accretion and non-cash exchanges	88,524,399	—	88,524,399
Sales, repayments and non-cash exchanges	(172,587,943)	—	(172,587,943)
Transfers into and/or out of Level 3	—	—	—
Ending Balance	$391,182,422	$1,803,668	$392,986,090

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021 (Continued)

As of September 30, 2021, we had no outstanding non-U.S. dollar borrowings on our Credit Facility 2.

As of September 30, 2020, we had outstanding non-U.S. dollar borrowings on our Credit Facility. Net change in fair value from foreign currency translation on outstanding borrowings is listed below:

Foreign Currency		Amount Borrowed	Borrowing Cost	Current Value	Reset Date	Change in Fair Value
Australian Dollar	A	$9,700,000	$7,314,285	$6,952,475	November 30, 2020	$(361,810)
Canadian Dollar	C	$5,900,000	4,544,218	4,416,994	November 30, 2020	(127,224)
			$11,858,503	$11,369,469		$(489,034)

5. CASH AND CASH EQUIVALENTS

Cash equivalents represent cash in money market funds pending investment in longer-term portfolio holdings. Our portfolio may consist of temporary investments in U.S. Treasury Bills (of varying maturities), repurchase agreements, money market funds or repurchase agreement-like treasury securities. These temporary investments with original maturities of 90 days or less are deemed cash equivalents and are included in the Consolidated Schedule of Investments. U.S. Treasury Bills with maturities greater than 60 days from the time of purchase are valued consistent with our valuation policy. As of September 30, 2021 and 2020, cash and cash equivalents consisted of money market funds in the amounts of $28.4 million and $11.1 million at fair value, respectively.

6. MEMBERS’ EQUITY

PFLT and Kemper provide capital to PSSL in the form of equity interests. As of September 30, 2021 and 2020, PFLT and Kemper owned 87.5% and 12.5%, respectively, of equity interests in PSSL.

As of September 30, 2021 and 2020, PFLT had commitments to fund equity interests to PSSL of $73.0 million and $60.4 million, respectively, of which $12.6 million and $6.6 million were unfunded as of the years then ended.

As of September 30, 2021 and 2020, Kemper had commitments to fund equity interests to PSSL of $10.4 million and $8.6 million, respectively, of which $1.8 million and $0.9 million were unfunded as of the years then ended.

7. NOTES PAYABLE TO MEMBERS

PFLT and Kemper provide capital to PSSL in the form of first lien secured debt (“Member notes”). The Member notes were previously subordinated debt that were modified during the year ended September 30, 2018 to eliminate the subordination provision. The Member notes bear an interest rate of LIBOR plus 8.0% and matures on May 6, 2024. As of September 30, 2021 and 2020, PFLT and Kemper owned 87.5% and 12.5%, respectively, of the Member notes.

As of September 30, 2021 and 2020, PFLT had commitments to fund Member notes to PSSL of $170.3 million and $140.9 million, respectively, of which $29.4 million and $15.5 million, respectively, were unfunded.

As of September 30, 2021 and 2020, Kemper had commitments to fund Member notes to PSSL of $24.3 million and $20.1 million, respectively, of which $4.2 million and $2.2 million, respectively, were unfunded.

8. RISKS AND UNCERTAINTIES

Investment risk

PSSL seeks investment opportunities that offer the possibility of attaining income generation, capital preservation and capital appreciation including investments in private companies. Certain events particular to each industry in which PSSL’s investments conduct their operations, as well as general economic and political conditions, may have a significant negative impact on the investee’s operations and profitability. Such events are beyond PSSL’s controls, and the likelihood that they may occur cannot be

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021 (Continued)

predicted. Furthermore, investments of PSSL are made in private companies and there are generally no public markets for these securities at the current time. The ability of PSSL to liquidate these investments and realize value is subject to significant limitations and uncertainties.

Leverage Risk

PSSL may borrow funds in order to increase the amount of capital available for investment. The use of leverage can improve the return on invested capital, however, such use may also magnify the potential for loss on invested equity capital. If the value of PSSL’s assets decreases, leveraging would cause Members’ equity to decline more sharply than it otherwise would have had PSSL not leveraged. Similarly, any decrease in PSSL’s income would cause Members’ equity to decline more sharply than it would have had PSSL not borrowed. Borrowings will usually be from credit facilities and will typically be secured by PSSL’s securities and other assets. Under certain circumstances, such credit facilities may demand an increase in the collateral that secures PSSL’s obligations and if PSSL was unable to provide additional collateral, the credit facilities could liquidate assets held in the account to satisfy PSSL’s obligations. Liquidation in this manner could have adverse consequences. Additionally, the amount of PSSL’s borrowings and the interest rates on those borrowings, which will fluctuate, could have a significant effect on PSSL’s profitability.

Credit Risk

PSSL primarily invests in first lien secured debt to middle-market companies. A majority of the investments held by PSSL are subject to restrictions on their resale or are otherwise illiquid. PSSL assumes the credit risk of the borrower. In the event that the borrower becomes insolvent or enters bankruptcy, PSSL may incur certain costs and delays in realizing payment, or may suffer a loss of principal and/or interest.

9. FINANCIAL HIGHLIGHTS

The Members are responsible for all investment making and business decisions, and therefore, there is no requirement to show financial highlights per ASC 946, which have been omitted accordingly.

10. CREDIT FACILITY AND ASSET BACKED DEBT

As of September 30, 2020, PSSL had a $325.0 million multi-currency Credit Facility with Capital One, N.A. as the lender and administrative agent. As of September 30, 2020, we had $217.5 million in outstanding borrowings under the Credit Facility. The Credit Facility had a weighted average interest rate of 2.4% excluding the undrawn commitment fees as of September 30, 2020. The Credit Facility is secured by substantially all of the assets held by us. The carrying value of our Credit Facility approximates fair value. The Credit Facility contains customary financial and other covenants. On January 27, 2021, PSSL terminated the facility with Capital One, N.A.

On January 26, 2021, PSSL entered into a new $125.0 million senior secured revolving Credit Facility (“Credit Facility 2”) with Ally Bank through its wholly-owned subsidiary Pennant Park Senior Secured Loan Facility II, LLC (“PSSL II”). Credit Facility 2 has a maturity date of January 26, 2026 with an interest rate at 2.6% over LIBOR. Credit Facility 2 is secured by substantially all of the assets held by PSSL. On June 3, 2021 the facility amount was increased to $155.0 million from $125.0 million with no change to the interest rate and maturity date of Credit Facility 2. As of September 30, 2021, we had $112.0 million in outstanding borrowings under the Credit Facility 2. Credit Facility 2 contains customary financial and other covenants. As of September 30, 2021, we are in compliance with the covenants of Credit Facility 2.

In January 2021, PSSL completed a $300.7 million debt securitization in the form of a collateralized loan obligation, or the “2032 Asset-Backed Debt”. The 2032 Asset-Backed Debt is secured by a diversified portfolio of PennantPark CLO II, Ltd., a wholly-owned and consolidated subsidiary of PSSL, consisting primarily of middle market loans and participation interests in middle market loans. The Debt Securitization was executed through (A) a private placement of: (i) $171.0 million Class A-1 Senior Secured Floating Rate Loans maturing 2032, which bear interest at the three-month LIBOR plus 1.9%, (ii) $6.0 million Class A-2 Senior Secured Fixed Rate Notes due 2032, which bear interest at three month LIBOR plus 2.25%, (iii) $15.5 million Class B-1 Senior Secured Floating Rate Notes due 2032, which bear interest at the three-month LIBOR plus 2.6%, (iv) $8.5 million Class B-2 Senior Secured Fixed Rate Notes due 2032, which bear interest of 3.14%, (v) $27.0 million Class C Secured Deferrable Floating Rate Notes

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021 (Continued)

due 2032, which bear interest at the three-month LIBOR plus 4.25%, (vi) $18.0 million Class D Secured Deferrable Fixed Rate Notes due 2032, which bear interest at the three-month LIBOR plus 6.5%, and (vii) $18.0 million Class E Secured Deferrable Floating Rate Notes due 2032, which bear interest at the three-month LIBOR plus 8.5%, under a credit agreement by and among the Securitization Issuers, as borrowers, various financial institutions, as lenders, and U.S. Bank National Association, as collateral agent and as loan agent. As of September 30, 2021 the balance of the 2032 Asset-Backed Debt was $246.0 million.

On the closing date of the Debt Securitization, in consideration of our transfer to the Securitization Issuer of the initial closing date loan portfolio, which included loans distributed to us by certain of our wholly-owned subsidiaries, the Securitization Issuer transferred to us 100% of the Preferred Shares of the Securitization Issuer, 100% of the Class E Notes issued by the Securitization Issuer, and a portion of the net cash proceeds received from the sale of the 2032 Asset-Backed Debt. The Preferred Shares of the Securitization Issuer do not bear interest and had a stated value of approximately $36.7 million at the closing of the Debt Securitization.

The 2032 Asset-Backed Debt is included in the Consolidated Statement of Assets and Liabilities as debt of the Company and the Class E Notes and the Preferred Shares of the Securitization Issuer were eliminated in consolidation. As of September 30, 2021, the Company had $246.0 million 2032 Asset-Backed Debt outstanding with a weighted average interest rate of 2.7%. As of September 30, 2021, the unamortized fees on the 2032 Asset-Backed Debt were $3.2 million.

Our Investment Adviser serves as collateral manager to the Securitization Issuer pursuant to the Collateral Management Agreement. For so long as our Investment Adviser serves as collateral manager, it will elect to irrevocably waive any collateral management fee to which it may be entitled under the Collateral Management Agreement.

11. SUBSEQUENT EVENTS

Subsequent events are evaluated and disclosed as appropriate for events occurring through the date the consolidated financial statements were available to be issued, November 17, 202

On October 13, 2021, Credit Facility 2 was increased to $225 million from $155 million with an interest rate of 2.5% over LIBOR. The spread decreased by 10 basis points to LIBOR plus 2.5%.

On October 27, 2021 PSSL issued a capital call to its Members in the amount of $20.0 million.

On October 29, 2021, PSSL paid down $20 million on Credit Facility 2 from the proceeds from the capital call received on October 27, 2021.